EXHIBIT 12.1
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                                  PARENT GROUP

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)

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                                                                                       Three Months
                                                                                           Ended
                                                                                      March 29, 1997
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Fixed charges:
  Interest expense                                                                     $   39
  Distributions on preferred securities of subsidiary trust, net of income taxes            6
  Estimated interest portion of rents                                                       4

    Total fixed charges                                                                $   49



Income:
  Income from continuing operations before income taxes and distributions              $  216
    on preferred securities of subsidiary trust
  Eliminate equity in undistributed pretax income of Finance Group                       (48)
  Fixed charges                                                                            49

    Adjusted income                                                                    $  217



Ratio of income to fixed charges                                                       4.43

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